                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
            THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                       MICHAELS STORES, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       MICHAELS STORES, INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange  Act Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2),  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                             MICHAELS STORES, INC.

                                P.O. BOX 619566
                             DFW, TEXAS 75261-9566

                                                                     May 8, 1995

Dear Shareholder:

    You are cordially invited to attend the Annual Meeting of Shareholders (the "Meeting") of Michaels Stores, Inc. (the "Company") to be held at the Omni Mandalay Hotel, 221 E. Las Colinas Boulevard, Irving, Texas on Tuesday, June 6, 1995, at 10:00 a.m. local time.

    The attached Notice of Annual Meeting and Proxy Statement fully describe the formal business to be transacted at the Meeting, which includes the election of two directors of the Company.

    Directors and officers of the Company will be present to help host the Meeting and to respond to any questions that our shareholders may have. I hope that you will be able to attend.

    The Company's Board of Directors believes that a favorable vote on each of the matters to be considered at the Meeting is in the best interest of the Company and its shareholders and unanimously recommends a vote "FOR" each such matter. Accordingly, we urge you to review the Company material carefully and to return the enclosed Proxy promptly. Please sign, date and return the enclosed Proxy without delay. If you attend the Meeting, you may vote in person even if you've previously mailed a Proxy.

                                                        Sincerely,

                                                         SAM WYLY
                                                  CHAIRMAN OF THE BOARD
                                               AND CHIEF EXECUTIVE OFFICER

                             MICHAELS STORES, INC.

                                P. O. BOX 619566
                             DFW, TEXAS 75261-9566

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON JUNE 6, 1995

    NOTICE  IS  HEREBY  GIVEN  that  the  Annual  Meeting  of  Shareholders (the
"Meeting") of Michaels Stores, Inc. (the "Company") will be held at the Omni Mandalay Hotel, 221 E. Las Colinas Boulevard, Irving, Texas on Tuesday, June 6, 1995, at 10:00 a.m. local time for the following purposes:

        (1) The election of two members of the Board of Directors, which will consist of eight directors on the date of the Meeting, for the term of office stated in the Proxy Statement.

        (2) Such other business as may properly come before the Meeting or any adjournments thereof.

    The close of business on April 7, 1995 has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Meeting or any adjournments thereof. For a period of at least 10 days prior to the Meeting, a complete list of shareholders entitled to vote at the Meeting will be open for examination by any shareholder during ordinary business hours at the offices of the Company at 5931 Campus Circle Drive, Irving, Texas 75063.

    Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

    SHAREHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE MEETING IN PERSON ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                            By Order of the Board of Directors

                                                     MARK V. BEASLEY
                                                        SECRETARY

Irving, Texas
May 8, 1995

                             MICHAELS STORES, INC.

                                P.O. BOX 619566
                             DFW, TEXAS 75261-9566

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 6, 1995

    This Proxy Statement is being first mailed on or about May 8, 1995 to shareholders of Michaels Stores, Inc. (the "Company") by the Board of Directors to solicit proxies (the "Proxies") for use at the Annual Meeting of Shareholders (the "Meeting") to be held at the Omni Mandalay Hotel, 221 E. Las Colinas Boulevard, Irving, Texas on Tuesday, June 6, 1995, at 10:00 a.m. local time, or at such other time and place to which the Meeting may be adjourned (the "Meeting Date").

    The purpose of the Meeting is to consider and act upon (i) the election of two directors for terms expiring in 1998, and (ii) such other matters as may properly come before the Meeting or any adjournments thereof.

    All shares represented by valid Proxies, unless the shareholder otherwise specifies, will be voted (i) FOR the election of the persons named herein under "Election of Directors" as nominees for election as directors of the Company for the term described therein, and (ii) at the discretion of the Proxy holders with regard to any other matter that may properly come before the Meeting or any adjournments thereof.

    Where a shareholder has appropriately specified how a Proxy is to be voted, it will be voted accordingly. The Proxy may be revoked at any time by providing written notice of such revocation to Society National Bank, 5050 Renaissance Tower, 1201 Elm Street, Dallas, Texas 75270, Attention: Mark Asbury by June 5, 1995. If notice of revocation is not received by such date, a shareholder may nevertheless revoke a Proxy if he attends the Meeting and desires to vote in person.

                       RECORD DATE AND VOTING SECURITIES

    The record date for determining the shareholders entitled to vote at the Meeting is the close of business on Friday, April 7, 1995 (the "Record Date"), at which time the Company had issued and outstanding 21,423,061 shares of Common Stock, par value $0.10 per share (the "Common Stock"). Common Stock is the only class of outstanding voting securities of the Company.

                               QUORUM AND VOTING

    The presence at the Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock is necessary to constitute a quorum to transact business. Each share represented at the Meeting in person or by proxy will be counted toward a quorum. In deciding all questions and other matters, a holder of Common Stock on the Record Date shall be entitled to cast one vote for each share of Common Stock registered in his or her name. In order to be elected a director, a nominee must receive a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Meeting. Votes that are withheld and broker non-votes will not be counted in the election of directors, but will be counted toward a quorum.

                             ELECTION OF DIRECTORS

    The Board is divided into three classes. On the Meeting Date, the size of the Board will be eight directors, with two classes consisting of three directors and one class consisting of two directors. Members of each class of directors serve for a term of three years. Each director shall serve until the Annual Meeting of Shareholders in the year in which his term expires or until his successor is elected and shall have qualified.

    Two of the directors in the class whose term of office expires in 1995, Charles J. Wyly, Jr. and Jack E. Bush, have been nominated by the Board of Directors of the Company for reelection as directors at the Meeting to serve for a three-year term expiring at the Company's Annual Meeting of Shareholders in 1998 or until their successors are elected and shall have qualified.

    Each of the nominees has indicated his willingness to serve as a member of the Board of Directors if elected; however, in case any nominee shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the Proxy holders have discretionary authority to vote the Proxy for a substitute nominee or nominees. Proxies cannot be voted for more than two nominees. The following sets forth information as to the nominees for election at the Meeting and each of the directors whose term of office will continue after the Meeting, including their ages, present principal occupations, other business experience during the last five years, membership on committees of the Board of Directors and directorships in other publicly-held companies.

                                                                                                         YEAR TERM
                  NAME                      AGE                         POSITION                          EXPIRES
- ----------------------------------------    ---    --------------------------------------------------    ---------
Nominees for a three-year term ending in
 1998:
  Charles J. Wyly, Jr.(1)                   61     Vice Chairman of the Board of Directors                   1995
  Jack E. Bush                              60     Director, President and Chief Operating Officer           1995
Continuing Directors:
  Dr. F. Jay Taylor(2)                      71     Director                                                  1996
  Richard E. Hanlon                         47     Director                                                  1996
  Evan A. Wyly                              33     Director and Vice President                               1996
  Sam Wyly(1)                               60     Chairman of the Board of Directors and Chief
                                                    Executive Officer                                        1997
  Michael C. French                         52     Director                                                  1997
  Donald R. Miller, Jr.                     40     Director and Vice President -- Market Development         1997

- ------------------------
(1)  Member of the Executive, Compensation and Stock Option Committees.

(2)  Member of the Audit and 1994 Non-Statutory Plan Committees.

    Mr. Charles J. Wyly, Jr. became a director of the Company in October 1984 and Vice Chairman in February 1985. Mr. Wyly served as an officer and director of University Computing Company, a computer software and services company, from 1964 to 1975, including President from 1969 to 1973. Mr. Wyly and his brother, Sam, founded Earth Resources Company, an oil refining and silver and gold mining company, and Mr. Wyly served as Chairman from 1968 to 1980. Mr. Wyly served as Vice Chairman of the Bonanza Steakhouse chain from 1967 to 1989. Mr. Wyly is a co-founder and currently serves as Vice Chairman of Sterling Software, Inc., a computer software company, and as Chairman of Maverick Capital, an investment fund management company. Charles J. Wyly, Jr. is the father-in-law of Donald R. Miller, Jr., a director and Vice President -- Market Development of the Company.

    Mr. Bush became a director of the Company and was elected President and Chief Operating Officer in August 1991. Prior to joining the Company, Mr. Bush was Executive Vice President -- Operations and Stores for Ames Department Stores. Before joining Ames in 1990, Mr. Bush was President, Chief Operating Officer and a director of Rose's Stores, a discount store chain. From 1980 to 1985, he was Vice President -- Southern Zone Manager for Zayre Corporation. Previously, Mr. Bush spent 22 years with J.C. Penney Company, where he held a variety of executive positions in merchandising, operations, marketing, strategic planning, specialty businesses, discount stores and business development.

    Dr. Taylor became a director of the Company in June 1989. Dr. Taylor was President of Louisiana Tech University from 1962 until 1987, and since that time has served as President -- Emeritus of that university. Dr. Taylor also currently serves as a director of each of Illinois Central Corporation and Pizza Inn, and performs mediation and arbitration services as a member of The American Arbitration Association and The Federal Mediation and Conciliation Service.

    Mr. Hanlon became a director of the Company in April 1990. Since February 1995, Mr. Hanlon has been Vice President -- Investor Relations of America Online, Inc., a provider of online computer services. From March 1993 until February 1995, Mr. Hanlon was a consultant. He was Vice President -- Corporate Communications from 1988 to 1993 for LEGENT Corporation and a predecessor. From 1987 to 1988, Mr. Hanlon served as a consultant to Sam Wyly, Chairman. From 1983 through 1987, Mr. Hanlon was Director of Investor Relations of University Computing Company.

    Mr. Evan A. Wyly became a director of the Company in September 1992 and has served as Vice President of the Company since December 1991. In June 1988, Mr. Wyly founded Premier Partners Incorporated, a private investment firm, and served as President prior to joining the Company. Mr. Wyly is a Managing
Director of Maverick Capital and a director of Sterling Software, Inc. and Xscribe Corp., a high-technology information management company.

    Mr. Sam Wyly became a director of the Company in July 1984 and was elected Chairman in October 1984. In 1963, Mr. Wyly founded University Computing Company, a computer software and services company, and served as President or Chairman from 1963 until February 1979. Mr. Wyly co-founded Earth Resources Company, an oil refining and silver and gold mining company, and served as its Executive Committee Chairman from 1968 to 1980. Mr. Wyly and his brother, Charles, bought the 20 restaurant Bonanza Steakhouse chain in 1967. It grew to approximately 600 restaurants by 1989, during which time he served as Chairman. Mr. Wyly currently serves as Chairman of Sterling Software, Inc., a computer software company that he co-founded in 1981, and as President of Maverick Capital, an investment fund management company. Sam Wyly is the father of Evan
A. Wyly, a director of the Company.

    Mr. French has served as a director of the Company since September 1992. He has been a Managing Director of Maverick Capital since 1992 and also has been a partner with the law firm of Jackson & Walker, L.L.P. since 1976. Since July 1992, Mr. French has served as a director of Sterling Software, Inc.

    Mr. Miller has served as Vice President -- Market Development of the Company since November 1990 and as a director of the Company since September 1992. From September 1984 to November 1990 he was Director of Real Estate. Prior to joining the Company, Mr. Miller served in various real estate positions with Bonanza and Peoples Restaurants. Mr. Miller has served as a director of Sterling Software, Inc. since September 1993. He also serves on the Board of Directors of Xscribe Corp. Mr. Miller is the son-in-law of Charles J. Wyly, Jr., Vice Chairman.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The business of the Company is managed under the direction of the Board of Directors. The Board meets on a regularly scheduled basis to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. The Board of Directors met four times during the fiscal year ended January 29, 1995 ("fiscal 1994"). During such period, all members of the Board of Directors participated in at least 75% of all Board and applicable committee meetings.

    The   Board  of  Directors  has  five  standing  committees:  the  Executive
Committee, the Audit Committee, the Stock Option Committee, the 1994 Non-Statutory Plan Committee and the Compensation Committee. The functions of these committees, their current members, and the number of meetings held during fiscal 1994 are described below.

    EXECUTIVE COMMITTEE. The function of the Executive Committee is to direct and manage the business and affairs of the Company in the intervals between meetings of the Board. The Executive Committee is empowered to act in lieu of the Board on any matter except that for which the Board has specifically reserved authority to itself and except for those matters specifically reserved to the full Board pursuant to the Delaware General Corporation Law. The Executive Committee is comprised of Sam Wyly (Chairman) and Charles J. Wyly, Jr. The Executive Committee acted by written consent two times in fiscal 1994.

    AUDIT COMMITTEE. The Audit Committee was established to review the professional services and independence of the Company's independent auditors, and the Company's accounts, procedures and internal controls. The Audit Committee recommends to the Board of Directors the appointment of the firm selected to be independent public accountants for the Company and monitors the performance of such firm; reviews and approves the scope of the annual audit, and reviews and evaluates with the independent public accountants the Company's annual audit and annual consolidated financial statements; reviews with management the status of internal accounting controls; evaluates problem areas having a potential financial impact on the Company that may be brought to its attention by management, the independent public accountants or the Board of Directors; and evaluates all public financial reporting documents of the Company. The Audit Committee was comprised of Dr. F. Jay Taylor (Chairman) and William O. Hunt during fiscal 1994. The Audit Committee met three times in fiscal 1994. Following the Meeting, it is expected that the Audit Committee will consist of Dr. F. Jay Taylor (Chairman) and Richard E. Hanlon.

    STOCK OPTION COMMITTEE. The Stock Option Committee administers the Company's Key Employee Stock Compensation Program (the "Program"). It approves the granting of stock options, restricted stock awards and stock appreciation rights to officers and other key employees that are eligible to participate in the Program. The Stock Option Committee is comprised of Sam Wyly (Chairman) and Charles J. Wyly, Jr. The Stock Option Committee acted by written consent nine times in fiscal 1994.

    COMPENSATION COMMITTEE. The function of the Compensation Committee is to fix the annual salaries and bonuses for the officers and key employees of the Company. The Compensation Committee is comprised of Charles J. Wyly, Jr. (Chairman) and Sam Wyly. The Compensation Committee met once in fiscal 1994.

    1994 NON-STATUTORY PLAN COMMITTEE. The 1994 Non-Statutory Plan Committee administers the Company's 1994 Non-Statutory Stock Option Plan (the "1994 Non-Statutory Plan"). The 1994 Non-Statutory Plan Committee has the power, subject to certain restrictions set forth in the 1994 Non-Statutory Plan, to determine from time to time the individuals to whom options shall be granted, the number of shares to be covered by each option and the time or times at which options shall be exercisable. Messrs. Hunt and Taylor were members of the 1994 Non-Statutory Plan Committee during fiscal 1994. The 1994 Non-Statutory Plan Committee acted by unanimous written consent two times during the 1994 fiscal year. Following the Meeting, it is expected that the 1994 Non-Statutory Plan Committee will consist of Dr. F. Jay Taylor and Richard E. Hanlon.

    The Company does not have a nominating committee. The functions customarily performed by a nominating committee are performed by the Board of Directors as a whole.

                PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

    The following table sets forth information as of April 7, 1995, regarding the beneficial ownership of Common Stock by each person known by the Company to own 5% or more of the outstanding shares of Common Stock, each director of the Company, certain named executive officers, and the directors and executive officers of the Company as a group. The persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them, unless otherwise noted.

                                                                          AMOUNT AND NATURE
NAME OF BENEFICIAL OWNER OR                                                 OF BENEFICIAL       PERCENT
NUMBER OF PERSONS IN GROUP                                                    OWNERSHIP        OF CLASS
- ------------------------------------------------------------------------  ------------------  -----------
Sam Wyly ...............................................................      2,484,905(1)          11.2%
 5931 Campus Circle Drive
 Irving, Texas 75063
Charles J. Wyly, Jr. ...................................................      2,172,607(2)          10.0%
 8080 N. Central Expressway, Suite 1100
 Dallas, Texas 75206
The Wyly Group .........................................................      4,357,512(3)          19.3%
 8080 N. Central Expressway, Suite 1300
 Dallas, Texas 75206
Evan A. Wyly............................................................        130,875(4)         *
Jack E. Bush............................................................        171,750(5)         *
Michael C. French.......................................................         30,500(6)         *
Richard E. Hanlon.......................................................         32,600(7)         *
William O. Hunt.........................................................         33,000(8)         *
Donald R. Miller, Jr....................................................         67,687(9)         *
Dr. F. Jay Taylor.......................................................         36,440(10)        *
R. Don Morris...........................................................        105,037(11)        *
Douglas B. Sullivan.....................................................         96,750(12)        *
FMR Corp. ..............................................................      1,956,800(13)          9.1%
 82 Devonshire Street
 Boston, Massachusetts 02109
A I M Management Group Inc. ............................................      1,208,100(14)          5.6%
 11 Greenway Plaza, Suite 1919
 Houston, Texas 77046
All directors and executive officers as a group (13 persons)............      5,118,850(15)         23.2%

- ------------------------
 *   Less than 1%

(1) Includes 150,000 shares subject to presently exercisable options held of record by Mr. Wyly; 600,000 shares subject to presently exercisable options held of record by Tallulah, Ltd., a limited partnership of which Mr. Wyly is general partner; 874,536 shares held of record by Tallulah, Ltd.; 536,615 shares held of record by family trusts of which Mr. Wyly is trustee; 300,000 shares held of record by Maverick Entrepreneurs Fund, Ltd. ("Maverick"), a limited partnership of which Mr. Wyly is a general partner; 7,918 shares held as guardian of a minor child; and 15,836 shares held of record by certain of Mr. Wyly's adult children, who have given him the power to vote such shares.

(2) Includes 375,000 shares subject to presently exercisable options held of record by Mr. Wyly; 755,000 shares held of record by Brush Creek, Ltd., a limited partnership of which Mr. Wyly is general partner; 742,233 shares held of record by family trusts of which Mr. Wyly is trustee; 300,000 shares held of record by Maverick, of which Mr. Wyly is a general partner; and 374 shares held of record by Mr. Wyly's adult children, who have given him the power to vote such shares.

(3)  The Wyly Group consists of Sam Wyly, Charles J. Wyly Jr. and Maverick.

(4)  Includes 75,000 shares subject to presently exercisable options and  55,875 shares held directly.

(5) Subject to presently exercisable options. Excludes 455,925 shares held by Michaels Stores, Inc. Employees 401(k) Plan and Trust, for which Mr. Bush is a trustee and a member of the Investment Committee.

(6) Includes 30,000 shares subject to presently exercisable options and 500 shares held by a retirement account directed by Mr. French.

(7)  Includes 30,000 shares subject to  presently exercisable options and  2,600 shares held directly.

(8) Includes 30,000 shares subject to presently exercisable options and 3,000 shares held by B&G Partnership, Ltd., a limited partnership of which the limited partners are Mr. Hunt and his spouse, and the general partner of which is The Hunt Group, Ltd., a Texas limited liability company whose members are Mr. Hunt and his spouse. Mr. Hunt has chosen not to seek election to serve as a director for an additional term.

(9)  Includes 63,500  shares subject  to  presently exercisable  options,  4,000 shares held directly and 187 shares held by Mr. Miller's spouse.

(10) Includes 15,000 shares subject to presently exercisable options and 21,440 shares held directly.

(11) Includes 90,000 shares subject to presently exercisable options and  15,037 shares held directly. Excludes 455,925 shares held by Michaels Stores, Inc.
     Employees  401(k) Plan and Trust,  for which Mr. Morris  is a trustee and a member of the Investment Committee.

(12) Includes 80,000 shares subject to presently exercisable options and  16,750 shares held directly.

(13) Based on an amendment to Schedule 13G filed with the Securities and Exchange Commission dated February 14, 1995, FMR Corp. has sole voting power with respect to 5,800 shares of Common Stock, has sole power to dispose of or direct the disposition of 1,956,800 shares of Common Stock
     (as a result of its wholly-owned subsidiary, Fidelity Management & Research
     Company, acting as investment adviser to several investment companies) and does not share the power to dispose of or direct the disposition of any shares of Common Stock. Edward C. Johnson 3d and Abigail P. Johnson each own 24.9% of the outstanding voting common stock of FMR Corp.

(14) Based on a Schedule 13G filed with the Securities and Exchange Commission dated February 3, 1995, A I M Management Group Inc. and its wholly-owned subsidiaries, A I M Advisors, Inc. and A I M Capital Management, Inc., have shared power to vote or direct the vote with respect to 1,208,100 shares of Common Stock and have sole power to dispose or to direct the disposition of 1,208,100 shares of Common Stock.

(15) Includes 31,850 shares subject to presently exercisable options held, in the aggregate, by two executive officers not named in the table and approximately 24,849 shares held, in the aggregate, directly by such officers (393 shares of which are based on allocations under the Employee
     Stock Purchase Plan as of January 29, 1995).

                            MANAGEMENT COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers, based on salary and bonus earned during fiscal 1994.

                                                                                         LONG TERM COMPENSATION
                                                                                    --------------------------------
                                                      ANNUAL COMPENSATION                   AWARDS           PAYOUTS
                                              -----------------------------------   ----------------------   -------
                                                                                    RESTRICTED  SECURITIES
                                                                     OTHER ANNUAL     STOCK     UNDERLYING    LTIP      ALL OTHER
                                     FISCAL                          COMPENSATION    AWARDS      OPTIONS/    PAYOUTS   COMPENSATION
    NAME AND PRINCIPAL POSITION       YEAR    SALARY($)   BONUS($)       ($)           ($)      SARS(#)(1)     ($)         ($)
- -----------------------------------  ------   ---------   --------   ------------   ---------   ----------   -------   ------------
Sam Wyly,                             1994     434,875      --        74,604(2)       --         200,000      --         --
 Chairman of the Board                1993     384,000      --        73,900(2)       --         100,000      --         --
                                      1992     384,000      --        66,766(2)       --         600,000      --         --
Charles J. Wyly, Jr.                  1994     217,438      --         --             --         100,000      --         --
 Vice Chairman of the Board           1993     192,000      --         --             --          50,000      --         --
                                      1992     192,000      --         --             --         300,000      --         --
Jack E. Bush,                         1994     442,308      --         --             --         100,000      --        59,504(3)
 President                            1993     376,923      --         --             --          50,000      --        77,908(3)
                                      1992     344,769      --         --             --          75,000      --        65,680(3)
R. Don Morris,                        1994     321,154      --        49,357(4)       --          60,000      --         8,355(5)
 Executive Vice President             1993     288,461      --        43,994(4)       --          25,000      --         7,786(5)
                                      1992     275,000      --        41,579(4)       --         130,000      --         7,844(5)
Douglas B. Sullivan,                  1994     271,924      --        20,075(6)       --          60,000      --         6,560(7)
 Executive Vice President             1993     239,878      --        24,097(6)       --          25,000      --         6,303(7)
                                      1992     207,692      --        24,536(6)       --         130,000      --         6,750(7)

- ------------------------------
(1)  Options to acquire shares of Common Stock.

(2) Includes life insurance premiums paid by the Company in the amount of $64,746 in fiscal 1994 and $57,158 in fiscal 1993 and fiscal 1992.

(3) Includes the annual contribution by the Company for Mr. Bush's account pursuant to the Company's 401(k) Plan in the amount of $3,615 in fiscal 1994 and $4,305 in fiscal 1993, moving and relocation expenses of $23,972 in fiscal 1992, accruals by the Company of $54,488, $63,976 and $30,000 in fiscal 1994, 1993 and 1992, respectively, for an annuity for Mr. Bush and split-dollar life insurance providing $1,401, $9,627 and $11,708 of current net benefit projected on an actuarial basis in fiscal 1994, 1993 and 1992, respectively.

(4) Includes life insurance premiums paid by the Company in the amount of $42,651, $35,228 and $31,975 in fiscal 1994, 1993 and 1992, respectively.

(5) Includes the annual contribution by the Company for Mr. Morris' account pursuant to the Company's 401(k) Plan in the amount of $4,620, $4,324 and $4,364, and split-dollar life insurance providing $3,735, $3,642 and $3,480 of current net benefit projected on an actuarial basis in fiscal 1994, 1993 and 1992, respectively.

(6) Includes life insurance premiums paid by the Company in the amount of $16,925, $16,636 and $15,051 in fiscal 1994, 1993 and 1992, respectively.

(7) Includes the annual contribution by the Company for Mr. Sullivan's account pursuant to the Company's 401(k) Plan in the amount of $3,914, $4,189 and $4,456, and split-dollar life insurance providing $2,646, $2,114 and $2,294 of current net benefit projected on an actuarial basis in fiscal 1994, 1993 and 1992, respectively.

OPTION GRANTS DURING 1994 FISCAL YEAR
    The following table provides information related to options granted to the named executive officers during fiscal 1994.

                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                                                                                        ANNUAL RATES OF
                                                                                          STOCK PRICE
                                                                                          APPRECIATION
                                 INDIVIDUAL GRANTS                                     FOR OPTION TERM(1)
- ------------------------------------------------------------------------------------  --------------------
                              NUMBER OF      % OF TOTAL
                             SECURITIES     OPTIONS/SARS
                             UNDERLYING      GRANTED TO      EXERCISE OR
                            OPTIONS/SARS    EMPLOYEES IN     BASE PRICE    EXPIRATION
NAME                        GRANTED(#)(2)    FISCAL YEAR      ($/SH)(3)      DATE       5%($)     10%($)
- --------------------------  -------------  ---------------  -------------  ---------  ---------  ---------
Sam Wyly..................     100,000(4)          16.2           39.25     4/17/99   1,084,405  2,396,252
                               100,000(5)                         30.75     7/31/99     849,566  1,877,318
Charles J. Wyly, Jr.......      50,000(4)           8.1           39.25     4/17/99     542,203  1,198,126
                                50,000(5)                         30.75     7/31/99     424,783    938,659
Jack E. Bush..............      50,000(4)           8.1           39.25     4/17/99     542,203  1,198,126
                                50,000(5)                         30.75     7/31/99     424,783    938,659
R. Don Morris.............      30,000(4)           4.9           39.25     4/17/99     325,322    718,876
                                30,000(5)                         30.75     7/31/99     254,870    563,195
Douglas B. Sullivan.......      30,000(4)           4.9           39.25     4/17/99     325,322    718,876
                                30,000(5)                         30.75     7/31/99     254,870    563,195

- ------------------------------
(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or vesting over periods.
(2)  Options to acquire shares of Common Stock.
(3) The option exercise price may be paid in shares of Common Stock owned by the executive officer, in cash, or in any other form of valid consideration or a combination of any of the foregoing, in some cases as determined by the Board of Directors, the Stock Option Committee, or the 1994 Non-Statutory Plan Committee, as applicable, in its discretion. The exercise price of each option was equal to the fair market value of the Common Stock on the date of grant.
(4) Option becomes exercisable with respect to 50% of the shares covered thereby on each of August 1, 1994 and August 1, 1995.
(5) Option becomes exercisable with respect to 50% of the shares covered thereby on each of August 1, 1995 and August 1, 1996.

OPTION EXERCISES DURING 1994 FISCAL YEAR
 AND FISCAL YEAR END OPTION VALUES
    The following table provides information related to options exercised by the named executive officers during the 1994 fiscal year and the number and value of options held at fiscal year end. The Company does not have any outstanding stock appreciation rights.

                                                      NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS/SARS
                                                   OPTIONS/SARS AT FY-END(#)        AT FY-END($)(2)
                                                   --------------------------  --------------------------
                        SHARES
                      ACQUIRED ON      VALUE
NAME                  EXERCISE(#)  REALIZED($)(1)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- --------------------  -----------  --------------  -----------  -------------  -----------  -------------
Sam Wyly............    --              --            750,000       150,000     9,337,500        425,000
Charles J. Wyly,
 Jr.................    --              --            375,000        75,000     4,668,750        212,500
Jack E. Bush........    --              --            171,750       123,250     2,007,812      1,453,437
R. Don Morris.......   32,750            829,843       94,000        93,250     1,130,500        898,750
Douglas B.
 Sullivan...........   46,750          1,213,062       80,000        93,250       780,000        898,750

- ------------------------------
(1) Value is calculated based on the difference between the option exercise price and the closing market price of the Common Stock on the date of exercise multiplied by the number of shares to which the exercise relates.
(2) The closing price for the Company's Common Stock as reported through The Nasdaq National Market System on January 27, 1995, the last trading day of the 1994 fiscal year, was $35.00. Value is calculated on the basis of the difference between the option exercise price and $35.00 multiplied by the number of shares of Common Stock underlying the option.

COMPENSATION OF DIRECTORS

    The Company pays Sam Wyly $37,500 per month for serving as Chairman of the Board and Chief Executive Officer and pays Charles J. Wyly, Jr. $18,750 per month for serving as Vice Chairman of the Board. Messrs. Taylor and Hanlon, and prior to the Meeting Mr. Hunt, each receive an annual fee of $24,000 as a member of the Board of Directors of the Company and a fee of $1,000 for attendance at each regular or special Board meeting. Each member of the Audit Committee receives a fee of $1,000 for attendance at each meeting of the Audit Committee. The members of the Audit Committee are Messrs. Hunt and Taylor. Following the Meeting, the members of the Audit Committee are expected to be Messrs. Taylor and Hanlon. Since December 1, 1992, Mr. French has provided advisory services to the Company, for which he is compensated at the rate of $15,000 per month. Jackson & Walker, L.L.P., the law firm of which Mr. French is a partner, does not charge the Company for any time spent by Mr. French on any Company matters. Directors who are salaried employees of the Company are not compensated for their Board activities.

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

    The Company has entered into agreements with Sam Wyly and Charles J. Wyly, Jr., directors and executive officers of the Company, which agreements provide for the employment of such persons by the Company upon a change of control of the Company (a "Change of Control") for a salary not less than each such individual's respective annual salary immediately preceding the Change of Control and allows each such individual to participate in bonuses with other key management personnel. Each of these agreements (i) is for a term of three years with provisions for annual automatic one-year extensions and, upon a Change of Control, an additional extension of 36 months and (ii) requires the Company to pay to each such individual, if his employment is terminated within three years of a Change of Control, a sum equal to three times such individual's salary and bonus during the twelve-month period immediately preceding termination.

    The Company has entered into an agreement with Dr. F. Jay Taylor, a director of the Company, which agreement provides for the engagement by the Company of Dr. Taylor as a consultant upon a Change of Control for an annual base compensation not less than the fees received by him from the Company in all capacities during the twelve-month period immediately preceding the Change of Control. This agreement (i) is for a term of three years with provisions for annual automatic one-year extensions and, upon a Change of Control, an additional extension of 36 months and (ii) requires the Company to pay to Dr. Taylor, if his consulting arrangement is terminated within three years of a Change of Control, a sum equal to three times the fees received by him from the Company in all capacities during the twelve-month period immediately preceding termination.

    During a portion of fiscal 1994, the Company operated under an agreement with Jack E. Bush, a director and executive officer of the Company, which provided for Mr. Bush's employment at an annual base salary of $350,000. Such agreement further provided that the Company would fund a retirement plan intended to provide Mr. Bush with an annuity of $60,000 per year for life after age 65; during fiscal 1994, the Company accrued $54,488 pursuant to such agreement with respect to such retirement plan.

    The Company has entered into an agreement with Douglas B. Sullivan, an executive officer of the Company, which provides for his employment by the Company upon a Change of Control for a salary not less than his annual salary immediately preceding the Change of Control and allows him to participate in bonuses with other key management personnel of the Company. This agreement (i) is for a term of three years with provisions for annual automatic one-year extensions and, upon a Change of Control, an additional extension of 12 months and (ii) requires the Company to pay to Mr. Sullivan, if his employment is terminated within one year of a Change of Control, a sum equal to his salary and bonus during the twelve-month period immediately preceding termination.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE
 BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

    The Company is engaged in a highly competitive industry. In order to succeed, the Company believes that it must be able to attract and retain qualified executives. To achieve this objective, the Company has structured an executive compensation system tied to operating performance that the Company believes has enabled it to attract and retain key executives and key employees. During fiscal 1994, the members of the Compensation Committee held primary responsibility for determining executive compensation levels.

    The Compensation Committee, as part of its review and consideration of executive compensation, takes into account, among other things, the following goals:

    - Provision of incentives and rewards that will attract and retain highly qualified and productive people;

    - Motivation of employees to high levels of performance;

    - Differentiation of individual pay based on performance;

    - Ensuring external competitiveness and internal equity; and

    - Alignment of Company, employee and shareholder interests.

    To achieve these goals, the Company's executive compensation policies integrate annual base compensation with bonuses based on operating performance, with a particular emphasis on attainment of planned objectives contained in the Company's annual financial plan, and on individual initiatives and performance. The planned objectives include same store and overall sales increases; gross margin, operating profit and growth targets; inventory turn; limits on corporate general and administrative expenses; net income and earnings per share targets; and debt to capital ratio levels. The Compensation Committee has not applied a formula assigning specific weights to the planned objectives, individual initiatives or performance. Compensation through stock options is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of the Company. When granting stock options, the Stock Option Committee and the 1994 Non-Statutory Plan Committee, as well as the Board as a whole, as applicable (collectively, the "Option Committees"), evaluate a number of criteria, including the recipient's level of cash compensation, years of service with the Company, position with the Company, the number of unexercised options held by the recipient, and other factors. Similarly, the Option Committees have not applied a formula assigning specific weights to any of these factors when making their determinations. In order to continue to provide management the long-term incentives afforded by stock options, during fiscal 1994 the Option Committees and the Board as a whole approved the grant of additional options to a substantial number of the Company's officers, directors and employees.

    CHIEF EXECUTIVE OFFICER'S COMPENSATION FOR FISCAL 1994. The Company's Chief Executive Officer is compensated in the form of an annual salary, certain benefits and, in some years, bonuses and/or stock options. For fiscal 1994, the Company's Chief Executive Officer did not receive a bonus.

    COMPENSATION OF EXECUTIVE OFFICERS. Compensation of the Company's executive officers is generally comprised of base salary, annual cash bonuses, long-term incentive compensation in the form of stock options and various benefits. During a portion of fiscal 1994, Jack E. Bush, President and Chief Operating Officer of the Company, was subject to an agreement with the Company that provided for a specified annual base salary. See "Employment and Change of Control Agreements." In determining salaries for the executive officers in fiscal 1994, including the Chief Executive Officer and the other named executive officers, the Compensation Committee took into account individual experience and performance of its executive officers, as well as the Company's operating performance for fiscal 1994 and the attainment of planned financial and strategic objectives described above. In determining stock option grants for the Chief Executive Officer and the other named executive officers, the Option Committees evaluated a number of criteria, including the recipient's level of cash compensation, years of service with the Company, position with the Company, the number of unexercised options held by the recipient, and other factors. Specifically, the Compensation Committee and Option Committees took into consideration the attainment of the planned objectives contained in the Company's annual financial plan with special emphasis on the attainment of profit and growth targets.

    This  report  is submitted  by the  members of  the Compensation  and Option
Committees:

       COMPENSATION COMMITTEE                STOCK OPTION COMMITTEE          1994 NON-STATUTORY PLAN COMMITTEE
- ------------------------------------  ------------------------------------  ------------------------------------
        Charles J. Wyly, Jr.                        Sam Wyly                          William O. Hunt
              Sam Wyly                        Charles J. Wyly, Jr.                   Dr. F. Jay Taylor

COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS
 AND INSIDER PARTICIPATION

    During fiscal 1994, the members of the Compensation Committee were primarily responsible for determining executive compensation, and the members of the Option Committees made decisions related to stock option grants to executive officers and other employees who were not directors. Decisions related to stock option grants to directors were made by the 1994 Non-Statutory Plan Committee and/or the Board as a whole, with individual members abstaining as to specific grants made to them (the executive officers who are also directors are Sam Wyly, Charles J. Wyly, Jr. and Jack E. Bush). The following executive officers, who also are members of the Compensation Committee and the Stock Option Committee, participated in deliberations concerning executive officer compensation: Sam Wyly and Charles J. Wyly, Jr.

    Sam Wyly and Charles J. Wyly, Jr. are executive officers and members of the Executive Committees, Stock Option Committees and Boards of Directors of both the Company and Sterling Software, Inc. Additionally, Sam Wyly and Charles J. Wyly, Jr. are members of the Compensation Committee of the Company. Accordingly, Sam Wyly and Charles J. Wyly, Jr. have participated in decisions related to compensation of executive officers of each of the Company and Sterling Software, Inc.

    During fiscal 1994, Maverick Capital performed investment management services for the Company pursuant to an agreement that was terminated in May 1994. In addition, during fiscal 1994, the Company had invested $15 million in an investment partnership managed by Maverick Capital, which investment was withdrawn in May 1994. Maverick Capital is owned by Sam Wyly, Charles J. Wyly, Jr., Evan A. Wyly and various Wyly family trusts, including a trust for the benefit of the wife of Donald R. Miller, Jr. In addition, Michael C. French is a managing director of, and has an income interest in, Maverick Capital. The Company believes that the fees and allocations under the investment management and partnership agreements were comparable to those that would have been charged to the Company by unaffiliated third parties for comparable arrangements. Total fees of $150,106 were paid to Maverick Capital during fiscal 1994 pursuant to these investment management and partnership agreements.

    From time to time the Company leases charter aircraft from a company owned by Sam Wyly and Charles J. Wyly, Jr., for travel by the Company's senior management in the course of the Company's business. The Company pays for the use of such aircraft at competitive market rates. For travel during fiscal 1994, such payments totalled $182,679.

STOCK PERFORMANCE CHART

    The following chart compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the five fiscal years ended January 29, 1995, with the cumulative total return on the Dow Jones Equity Market Index and the Dow Jones Retail -- Other Specialty Index. The comparison assumes $100 was invested on the last trading day of the fiscal year ending on January 28, 1990, in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. Dates on the following chart represent the last day of the indicated fiscal year. The Company paid no dividends during such five-year period.

                               STOCK PERFORMANCE
                      COMPARISON OF FIVE YEAR TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                             1/26/89    2/1/90     1/31/91    1/29/92    1/28/93    1/27/94
Michaels Stores                   100        123        519        871        858        903
DJ Equity Market Index            100        109        136        151        169        170
DJ Retail - Other Special-
ty                                100        113        157        206        193        200

                              CERTAIN TRANSACTIONS

    Jackson & Walker, L.L.P., a law firm of which Michael C. French is a partner, provides legal services to the Company. The Company is not charged by such firm for any time spent by Mr. French on Company matters.

                            SECTION 16 REQUIREMENTS

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of such forms received by it with respect to fiscal 1994, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its officers, directors and persons who own more than 10% of a registered class of the Company's equity securities have been complied with.

                              INDEPENDENT AUDITORS

    The Board of Directors has selected Ernst & Young LLP as independent auditors to examine the Company's accounts for the current fiscal year. Representatives of Ernst & Young LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and to be available to answer appropriate questions.

                            SHAREHOLDERS' PROPOSALS

    Shareholders may submit proposals on matters appropriate for shareholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. For such proposals to be considered in the Proxy Statement and Proxy relating to the 1996 Annual Meeting of Shareholders, such proposals must be received by the Company not later than December 23, 1995. Such proposals should be directed to Michaels Stores, Inc., P.O. Box 619566, DFW, Texas 75261-9566, Attn: Secretary.

                                 OTHER BUSINESS

    The Board of Directors knows of no matter other than those described herein that will be presented for consideration at the Meeting. However, should any other matters properly come before the Meeting or any adjournments thereof, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment in the interest of the Company.

                                 MISCELLANEOUS

    All costs of solicitation of Proxies will be borne by the Company. In addition to solicitation by mail, the officers and employees of the Company may solicit Proxies by telephone or personally, without additional compensation. The Company may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, and the Company may reimburse them for their out-of-pocket expenses incurred in connection therewith. The Company has engaged Corporate Investor Communications, Inc. as proxy solicitor for approximately $6,000.

    The Annual Report to Shareholders of the Company, including financial statements for the fiscal year ended January 29, 1995, accompanies this Proxy Statement. The Annual Report is not to be deemed part of this Proxy Statement.

                                            By Order of the Board of Directors

                                                     MARK V. BEASLEY
                                                        SECRETARY

Irving, Texas
May 8, 1995

                              MICHAELS STORES, INC.
                  PROXY - ANNUAL MEETING OF SHAREHOLDERS
PROXY

   The undersigned hereby appoints R. Don Morris and Mark V. Beasley, each with power to act without the other and with full power of substitution, as Proxies to vote, as designated below, all stock of Michaels Stores, Inc. owned by the undersigned at the Annual Meeting of Shareholders to be held at the Omni Mandalay Hotel, 221 E. Las Colinas Boulevard, Irving, Texas, on Tuesday, June 6, 1995, at 10:00 a.m., local time, or any adjournment thereof, upon such business as may properly come before the meeting or such adjournment.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

                 This proxy may be revoked prior to the exercise
                     of the powers conferred by the proxy.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                                    (change of address)
 Election as Directors of the two             _______________________________
   nominees listed below:                     _______________________________
 Charles J. Wyly, Jr.,  Jack E. Bush          _______________________________
                                              _______________________________
                                              (If your address has changed,
                                              please provide your new address
                                              above and mark the corresponding
                                              box on the reverse side of this
                                              card.)

                                                            SEE REVERSE SIDE

             (Continued, and to be signed and dated, on reverse side)

/X/ Please mark your                       SHARES IN YOUR NAME
    votes as in this
    example.

                                           WITHHOLD AUTHORITY
                                         TO VOTE ON ONE OR MORE
                       FOR                NOMINEES LISTED BELOW

1. Election of         / /                         / /
   Directors
   (SEE REVERSE)

   (For, except as indicated to the contrary below.)

   _____________________________________________

2. In their discretion on any other matter that may properly come before the meeting or any adjournment thereof.

                                                               Change
                                                                 of
                                                         / /  Address

Signature ___________________________________________ DATED _____________,1995

(Signature if held jointly) _________________________ DATED _____________,1995

Please date, sign exactly as name appears above and mail promptly this proxy in the enclosed envelope. When there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If executed by a partnership, please sign in the partnership name by an authorized person.